Exhibit 10.1

EDWARD A. MILLER
P.O. Box 487
WHITE SPRINGS, FLORIDA
32096

15 August 2011

Green Planet Group, Inc.
14988 N. 78th Way, Suite 103
Scottsdale, Arizona 85260

Attention:	Edmond Lonergan President and Chief Executive Officer

Subject:	Retirement from Board of Directors

Ed:

The intent of this letter is to inform you of my retirement from the Green Planet Group, Inc. Board of Directors. As you are aware from our recent discussions, I have had a lengthy history of health issues. This past year has been particularly challenging including an increase in the severity of already extremely serious cardiovascular problems. While changes in treatments and medications have provided some relief, my doctors have concluded that work-related activities and stress exacerbate the situation and therefore must be reduced or eliminated.

Accordingly, this letter serves as formal notice that I will be resigning from my position as a Member of the Green Planet Group, Inc. Board of Directors effective 30 September, 2011 for health related reason. During the remaining weeks I am happy to assist with any appropriate transition of my duties and responsibilities.

Ed, I have enjoyed working with you on all of the exciting opportunities the Green Planet Group has encountered as well as the challenges it has faced and surmounted. The Green Planet Group's accomplishments and position today are a testament to your leadership and strength of character. I urge you to continue moving forward on the pathway to success. I wish you and the entire Green Planet Group staff the very best of everything as you move into the future.

Very sincerely,

/s/ Edward A. Miller

Edward A. Miller